EXHIBIT 5.1

DENNIS BROVARONE
ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive
Littleton, Colorado 80127
phone: 303 466 4092 / fax: 303 466 4826


June 4, 2003

Board of Directors
American Construction Company

     Re: Registration Statement on Form SB-2
         -----------------------------------

Gentlemen:

     You have requested my opinion as to the legality of the issuance by American Construction Company, (the "Corporation") of 9,175,000 shares of Common Stock being offered by certain selling securities holders (the "Shares"). The Shares are the subject of the Registration Statement on Form SB-2 (the "Registration Statement") to be filed on or before June 6, 2003.

     Pursuant to your request I have reviewed and examined:(1).The Articles of Incorporation of the Corporation, (the "Articles"); (2)Copies of certain resolutions of the Board of Directors of the Corporation authorizing the issuance of the shares; (3). The Registration Statement; (4) and such other matters as I have deemed relevant in order to form my opinion.

     Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares, have been duly authorized, legally issued, fully paid and non-assessable.

     My opinion is subject to the qualification that no opinion is expressed herein as to the application of state securities or Blue Sky laws.

     Not withstanding the above, I consent to the use of this opinion in the Registration Statement. In giving my consent, I do not admit that I come without the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ DENNIS BROVARONE
--------------------
Dennis Brovarone